EXHIBIT 5.4

Consent of Independent Registered Public Accounting Firm

We consent to the use through incorporation by reference in the registration statement on Amendment No. 1 to Form F-10 of our report dated May 6, 2004, with respect to the consolidated balance sheet of Rocky Mountain Energy Corp. as at January 31, 2004 and the related consolidated statements of income, retained earnings and cash flows for the year then ended.

/s/ BDO Dunwoody LLP

Chartered Accountants
Calgary, Canada
November 10, 2005